Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of this 22nd day of March, 2017, among Wrap Technologies, LLC, a Delaware limited liability company (“Buyer”), Petro River Oil Corp., a Delaware corporation (the “Shareholder”), and Megawest Energy Montana Corp., a Delaware corporation (the “Company”).

RECITALS

A.
The Shareholder owns all of the presently issued and outstanding shares of capital stock of the Company (the “Shares”) and desires and intends to sell the Shares to Buyer at the price and on the terms and subject to the conditions set forth below; and

B.
The Buyer desires and intends to acquire the Shares from the Shareholder at the price and on the terms and subject to the conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the covenants and conditions set forth herein, the parties agree as follows:

1.	Purchase and Sale of Shares

Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 3 of this Agreement), the Shareholder shall sell, convey, transfer, and assign, upon the terms and conditions hereinafter set forth, to Buyer, free and clear of all liens, pledges, claims, and encumbrances of every kind, nature and description, and Buyer shall purchase and accept from the Shareholder the Shares, which comprise all of the outstanding capital stock of the Company.

2.	Purchase Price

Buyer shall purchase the Shares for and in consideration for the issuance to Shareholder at the Closing of 16.75 membership units of Buyer (the “Membership Interest”) (the “Purchase Price”), which Membership Interest shall represent 2% of the issued and outstanding membership interests of the Buyer.

3.	Excluded Assets

The Shareholder shall not retain any right, title and interest in any assets of the Company (the “Excluded Assets”) following consummation of the Closing.

4.	Closing

The consummation of the purchase and sale of the Shares contemplated herein (the “Closing”) shall take place at the offices of the Company at 55 5th Avenue, New York, New York 10003 at such other time and place as the Buyer, the Shareholder and the Company agree upon orally or in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date”.

5.	Representations and Warranties of the Company and the Shareholder

The Company and the Shareholder, jointly and severally, represent and warrant to the Buyer as of the date hereof (which representations and warranties shall survive the Closing as provided in Section 13.1 of this Agreement) as follows:

5.1	Shareholder Matters

5.1.1	Good Title

The Shareholder owns one thousand (1,000) shares of the Company’s common stock, $0.01 par value, (the “Common Stock”), which represents all of the issued and outstanding capital stock of the Company. Such Shares are owned free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase, and upon the consummation of the sale of such Shares as contemplated hereby, the Buyer will have good title to such Shares, free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

5.1.2	Authority

The Shareholder has all requisite power, right and authority to enter into this Agreement and the documents contemplated hereby (the “Transaction Documents”) to which they are a party, to consummate the transactions contemplated hereby and thereby, and to sell and transfer the Shares without the consent or approval of any other person, corporation, partnership, joint venture, organization, other entity or governmental or regulatory authority (“Person”). The Shareholder has taken, or will take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents.

5.1.3	Enforceability

This Agreement has been, and the other Transaction Documents to which the Shareholder is a party on the Closing Date, will be, duly executed and delivered by the Shareholder, and this Agreement is, and each of the other Transaction Documents to which they are a party on the Closing will be, the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with their terms.

5.1.4	No Approvals or Notices Required; No Conflicts

The execution, delivery and performance of this Agreement and the other Transaction Documents by the Shareholder, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law, judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Shareholder, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, or (d) result in the creation of any lien or encumbrance upon the assets of the Shareholder, or upon the Shares or other securities of the Company.

5.1.5	Securities Law Representations and Warranties

The Shareholder has been advised that the Membership Interest is not registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws, but is being issued pursuant to exemptions from such laws, and that the Buyer’s reliance upon such exemptions is predicated in part on the Shareholder’s representations contained herein. The Shareholder acknowledges that the Buyer is relying in part upon the Shareholder’s representations and warranties contained herein for the purpose of qualifying the issuance of the Membership Interest for applicable exemptions from registration or qualification pursuant to federal or state securities laws, rules and regulations.

(a)	Acquired Entirely for Own Account

The Membership Interest will be acquired for the Shareholder’s own account, not as a nominee or agent, and not with a view to distributing all or any part thereof, except in compliance with the Act; provided, however, it is currently intended that the Membership Interest may be distributed to stockholders of Shareholder as a dividend at such time as the Membership Interest, or such securities issuable upon conversion or exchange of such Membership Interest, is registered under the Act. Other than as set forth above, the Shareholder has no present intention of selling, granting any participation in or otherwise distributing any of the Membership Interest in a manner contrary to the Act or any applicable state securities law. The Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any of the Membership Interest.

(b)	Due Diligence

The Shareholder has been solely responsible for their own due diligence investigation of the Buyer and its business, and their analysis of the merits and risks of the investment made pursuant to this Agreement, and are not relying on anyone else’s analysis or investigation of the Buyer, its business or the merits and risks of the Membership Interest other than professional advisors employed specifically by the Shareholder to assist the Shareholder.

(c)	Access to Information

The Shareholder believes they have been given access to full and complete information regarding the Buyer, including, in particular, the current financial condition and lack of tangible assets of the Buyer and the risks associated therewith, and has utilized such access to its satisfaction for the purpose of obtaining information about the Buyer; particularly, the Shareholder has either attended or been given reasonable opportunity to attend a meeting with the senior executives of the Buyer, for the purpose of asking questions of, and receiving answers from, such persons concerning the terms and conditions of the issuance of the Membership
Interest and to obtain any additional information, to the extent reasonably available, necessary to verify the accuracy of information provided to the Shareholder about the Buyer. No such investigation, however, shall qualify in any respect the representations and warranties of the Buyer in this Agreement.

(d)	Sophistication

The Shareholder, either alone or with the assistance of their professional advisor, are sophisticated investors, are able to fend for themselves in the transactions contemplated by this Agreement, and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment in the Membership Interest.

(e)	Suitability

The investment in the Membership Interest is suitable for the Shareholder based upon its investment objectives and financial needs, and the Shareholder has adequate net worth and means for providing for their current financial needs and contingencies and has no need for liquidity of investment with respect to the Membership Interest. The Shareholder’s overall commitment to investments that are illiquid or not readily marketable is not disproportionate to its net worth, and investment in the Membership Interest will not cause such overall commitment to become excessive.

(f)	Professional Advice

The Shareholder has obtained, to the extent it deems necessary, its own professional advice with respect to the risks inherent in the investment in the Membership Interest, the condition of the Buyer and the suitability of the investment in the Membership Interest in light of the Shareholder’s financial condition and investment needs.

(g)	Ability to Bear Risk

The Shareholder is in a financial position to purchase and hold the Membership Interest and is able to bear the economic risk and withstand a complete loss of its investment in the Membership Interest.

(h)	Restricted Securities

The Shareholder realizes that (a) the Membership Interests have not been registered under the Act, is characterized under the Act as “restricted securities” and, therefore, cannot be sold or transferred unless subsequently registered under the Act or an exemption from such registration is available, and (b) there is presently no public market for the Membership Interest and the Shareholder would most likely not be able to liquidate its investment in the event of an emergency or to pledge the Membership Interest as collateral security for loans. The Shareholder’s financial condition is such that it is unlikely that the Shareholder would need to dispose of any of the Membership Interest in the foreseeable future. In this connection, the Shareholder represents that it is familiar with Rule 144 of the Securities and Exchange Commission (the “SEC”), as presently in effect, and understand the resale limitations imposed thereby and by the Act.

5.2	Company Organization, Good Standing; Corporate Authority; Enforceability

5.2.1	Organization, Good Standing, etc.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in the states where qualification is required due to (a) the Company’s ownership or lease of real or personal property for use in the operation of the Company’s business or (b) the nature of the business conducted by the Company. The Company has not at any time owned nor leased any real or personal property, or had any business, operations, obligations or liabilities under any assumed or fictitious names. The Company has all requisite power, right and authority to own, operate and lease its properties and assets, and to carry on its business as now conducted.

5.2.2	Corporate Authority

The Company has full corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and the Transaction Documents to which the Company is a party, when executed and delivered by the Company, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

5.3	Capitalization

(a) The authorized capital stock of the Company consists of one thousand (1,000) shares of common stock, without par value (the “Common Stock”).

(b) The issued and outstanding capital stock of the Company consists and as of the Closing will consist solely of one thousand (1,000) shares of Common Stock, all of which are, and as of the Closing Date will be, held of record by the Shareholder. All shares of Common Stock, that are issued and outstanding are, and as of the Closing Date will be, duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal, state and foreign securities laws. Except for the Shareholder, no Person holds any interest in any Shares.

(c) There are no outstanding rights of first refusal, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company of the Common Stock or other securities of the Company.

(d) The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company.

5.4	Subsidiaries and Affiliates

The Company does not have, and has never had, any Subsidiaries. The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

5.5	No Conflict

The execution, delivery and performance of this Agreement and/or the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby will not: (a) violate, conflict with, or result in any breach of, or constitute a default under, any provision of the Company’s articles of incorporation or by-laws; (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any contract or judgment to which the Company is a party or by which it is bound or which relates to the Company’s business or assets; (c) result in the creation of any encumbrance, security interest, mortgage, lien, charge, option, license, adverse claim or restriction of any kind on any of the assets of the Company or upon any Shares or other securities of the Company; (d) violate any applicable law, statute, rule, ordinance or regulation of any governmental body; (e) give any party with rights under any contract, judgment or other restriction to which the Company is a party or by which it is bound, the right to terminate, modify or accelerate any rights, obligations or performance under such contract, judgment or restriction; (f) result in the creation of any lien or encumbrance upon the assets of the Company, or upon any Shares or other securities of the Company; or (g) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of the Company.

5.6	Consents and Approvals

 (a) No consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required for the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party or for the consummation by the Company of the transactions contemplated hereby and thereby and (b) no consent, approval or authorization of any third party is required for the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby.

5.7	Corporate Books and Records

The Company has furnished to Buyer true and complete copies of (a) the articles of incorporation and bylaws of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company’s shareholders, Board of Directors and any committees thereof since the Company’s inception, and such minutes accurately reflect the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

5.8	Compliance With Laws

The Company is and has been in compliance with all laws, statutes, rules, ordinances and regulations promulgated by any governmental body and all judgments applicable to the operation of its business, to its employees or to its property. The Company has not received notice of any alleged violation (whether past or present and whether remedied or not), nor is the Company aware of any basis for any claim of any such violation, of any such law, statute, rule, ordinance, regulation or judgment.

5.9	No Broker

No broker, finder or other financial consultant has acted on behalf of the Company or the Shareholder in connection with this Agreement.

5.10	Financial Statements

The Company has provided to the Buyer an unaudited balance sheet, dated December 31, 2016 and an unuadited operating statement for the 12 month periods ended December 31, 2016 (collectively, the “Financial Statements”). The Financial Statements were prepared from the books and records kept by the Company and fairly present the financial position, results of operations and changes in financial position of the Company, as of their respective dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied. The Company has no liabilities or obligations of any nature (absolute, accrued or contingent) that are not fully reflected or reserved against in the balance sheet dated December 31, 2016 (the “Most Recent Balance Sheet”), as prescribed by generally accepted accounting principles, except liabilities or obligations incurred since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practice. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person.

5.11	Absence of Undisclosed Liabilities

The Company has no liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, except for liabilities (a) reflected or reserved against in the Most Recent Balance Sheet or (b) incurred in the ordinary course of business after the date of the Most Recent Balance Sheet and not material in amount, either individually or in the aggregate. The Company has not entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has (i) interfered with the normal and usual operations of the business or business prospects of the Company or (ii) resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Company.

5.12	Environmental Matters.

The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any federal, state and municipal environmental laws (“Environmental Laws”). There are no pending or, to the knowledge of Company, threatened claims, encumbrances, or other restrictions of any nature, resulting from any environmental, health, and safety liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the assets of the Company.

6.	Representations and Warranties of Buyer

The Buyer represents and warrants to the Company and the Shareholder as follows:

6.1	Organization, Good Standing, etc.

The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to own, operate and lease its assets and to carry on its business as it is now conducted.

6.2	Authority

The Buyer has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and Transaction Documents to which it is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized. This Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, and the Transaction Documents to which the Buyer is a party, when executed and delivered by the Buyer, will constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

6.3	No Conflict

The execution, delivery and performance of this Agreement and/or the Transaction Documents by the Buyer and the consummation of the transactions contemplated hereby or thereby by the Buyer will not (a) violate, conflict with, or result in any breach of, any provision of the Buyer’s articles of incorporation or bylaws; (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any contract or judgment to which the Buyer is a party or by which it is bound or (c) violate any applicable law, statute, rule, ordinance or regulation of any governmental body.

7.	Conditions Precedent to Buyer’s Obligations

The Buyer’s obligations under this Agreement are subject to the satisfaction of each of the following conditions, each of which is material, for the sole benefit of the Buyer and may be waived only in writing by the Buyer:

7.1	Representations and Warranties

The representations of the Company and the Shareholder contained in Section 5 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

7.2	Performance of Agreements

The Company and the Shareholder shall have duly performed and complied with all covenants and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with by them on or before the Closing Date.

7.3	Officer’s Certificate

The Buyer shall have received a certificate of an officer of the Company, in a form reasonably acceptable to Buyer, dated the Closing Date, certifying that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.6, 7.7, 7.9, 7.11, 7.12, 7.13, and 7.15 have been fulfilled.

7.4	Shareholder’s Certificate

The Buyer shall have received a certificate of the Shareholder, in a form reasonably acceptable to the Buyer, dated the Closing Date, certifying that the conditions set forth in Sections 7.1, 7.2, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13 and 7.15 have been fulfilled.

7.5	[Reserved]

7.6	[Reserved]

7.7	Resignation

The Buyer shall have received the resignations from all officers and directors of the Company, effective as of the Closing.

7.8	Delivery of Certificates

The Shareholder shall have delivered to the Buyer certificates representing the Shares, duly endorsed for transfer on the Company’s books.

7.9	Bank Accounts

Authority to act on behalf of the Company shall be transferred solely to the Buyer, in connection with all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts.

7.10	Termination of Options and Warrants

All options, warrants and other contractual rights to purchase capital stock of the Company shall have expired or been terminated.

7.11	Due Diligence

The results of the Buyer’s due diligence investigation of the Company and the Shareholder as it relates to the Shares shall be satisfactory in all respects to the Buyer.

7.12	No Adverse Changes

From the date of this Agreement to the Closing Date, there shall not have been any material adverse change in (a) the business, operations, assets, liabilities, earnings, condition (financial or otherwise) or prospects of the Company or (b) with respect to the Shareholder and the Shares, and no material adverse change shall have occurred (or be threatened) in any domestic or foreign laws affecting the Company or in any third party contractual or other business relationships of the Company.

8.	Conditions to the Company’s and Shareholder’s Obligations

The Company’s and Shareholder’s obligations under this Agreement are subject to the satisfaction of the following conditions:

8.1	Representations and Warranties

The representations of the Buyer contained in Section 6 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

8.2	Registration Agreement

The Buyer shall agree to file a registration statement with the SEC withing sixty (60) daysfrom the Closing Date, which registration statement registers the Shares under the Act.

8.3	Performance of Agreements

Buyer shall have duly performed and complied with all covenants and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with by it on or before the Closing Date.

9.	Covenants

9.1	Conduct of Business

From the date of this Agreement through the Closing Date, the Company shall conduct its business in the ordinary course consistent with the Company’s past practice and shall not engage in any extraordinary transaction without the Buyer’s prior written Consent.

9.2	Further Action

Upon the terms and subject to the conditions hereof, each of the parties shall (a) make promptly its respective filings, and thereafter make any other required submissions, under applicable laws with respect to the transactions contemplated hereby and shall cooperate with the Buyer with respect to such filings and submissions and (b) use under this Agreement, the substantially prevailing party shall be entitled to recover its attorneys’ its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the closing of the sale of the Shares to the Buyer. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use its best efforts to take all such action. None of the Buyer, the Company or the Shareholder will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

10.	Taxes

 Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all tax returns of the Company for all periods ending on or prior to the Closing Date (which are filed after the Closing Date) and for all periods that began before the Closing Date and end after the Closing Date.

11.	Transaction Costs

Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the Transaction Documents, including but not limited to attorneys’ and accountants’ fees and expenses; except that in no event shall any of such costs or expenses be borne by or charged to the Company.

12.	Attorneys’ Fees and Costs

In the event that a party commences a legal proceeding (including arbitration pursuant to Section 14.2 of this Agreement) to enforce its rights fees and costs from the non-prevailing party or parties, including those incurred in any arbitration, bankruptcy or appeal procedure.

13.	Survival and Indemnification

13.1	Survival

All representations and warranties of the Company and the Shareholder contained in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of twenty-four (24) months after the Closing Date. The covenants and agreements of the Company, the Shareholder and the Buyer contained in this Agreement or in the Transaction Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

13.2	In General

(a) The Shareholder shall indemnify, defend and hold harmless Buyer and the Company from and against all claims, damages, losses, liabilities, costs, expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions and any damages or additional tax costs attributable to any reductions in any tax attributes of the Company for taxable periods after the Closing Date) (“Damages”) incurred by the Company prior to the Closing Date or resulting from:

(i) any breach by the Company or the Shareholder of any representation or warranty in this Agreement or any Transaction Document;

(ii) any breach of any covenant, agreement or obligation of the Company or the Shareholder contained in this Agreement or any Transaction Document;

(iii) any misrepresentation contained in any statement, certificate or schedule furnished by or on behalf of the Company or the Shareholder pursuant to this Agreement, the Transaction Documents or in connection with the transactions contemplated thereby;

(iv) any federal, state and local income, sales, business and occupation, franchise, or other activity-based tax liabilities incurred by the Company on or prior to the Closing Date, and any taxes arising out of or resulting from the payment of the Purchase Price; or

(v) any claims or legal proceedings against the Company arising prior to the Closing Date.

(b) The Buyer shall indemnify and hold the Shareholder harmless from any and all Damages resulting from (i) any breach of any representation or warranty made by the Buyer in this Agreement or in any Transaction Document and (ii) any breach by the Buyer of any covenant, agreement or obligation of the Buyer contained in this Agreement or any Transaction Document.

13.3	Claims for Indemnification

Whenever any claim shall arise for indemnification under Section 13 of this Agreement, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the existence of the claim and, when known, the facts constituting the basis for such claim. In the event any such claim for indemnification is made resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising from such claim. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not unreasonably be withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification as provided in Section 14.4 of this Agreement.

13.4	Defense by Indemnifying Party

In connection with any claim giving rise to indemnity resulting from or arising out of any claim or legal proceeding by a person or entity who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or resulting litigation within thirty (30) days after the date that notice of such claim is received from the Indemnified Party, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

14.	Miscellaneous

14.1	Assignment

No party may assign any of its rights or obligations hereunder without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

14.2	Arbitration

Any claims or disputes arising out of this Agreement which cannot be resolved amicably between the parties shall be settled by submission to the American Arbitration Association (the “AAA”) for binding arbitration to be conducted in New York, New York. The arbitration shall be conducted by one arbitrator mutually agreed upon by the parties, or, if the parties cannot agree, chosen in accordance with the AAA rules, and resolution of the dispute by such arbitrator shall be binding and conclusive upon the parties. On prior leave of the arbitrator, the parties may engage in limited discovery, including limited depositions. Any award made pursuant to this Section 15.2 may be entered in and enforced by any court having jurisdiction, and the parties consent and commit themselves to the jurisdiction of the courts of the State of New York for the purpose of the enforcement of any such award. The arbitrator shall award attorneys’ fees and costs to the substantially prevailing party in accordance with Section 13 of this Agreement. The fees of the arbitrator shall be borne equally by the parties except that, in the discretion of the arbitrator, any award may include a party’s share of such fees.

14.3	Entire Agreement

This Agreement embodies and constitutes the entire understanding among the parties with respect to the transactions contemplated by this Agreement, and all prior or contemporaneous agreements, understandings, representations and statements between the parties, oral or written, are merged into and superseded by this Agreement.

14.4	Modification and Waiver

Neither this Agreement nor any of its provisions may be modified, amended, discharged or terminated except in writing signed by the party against which the enforcement of such modification, amendment, discharge or termination is sought, and then only to the extent set forth in such writing. No failure of a party to insist upon strict performance by the other party of any of the terms and conditions of this Agreement shall constitute or be deemed to be a waiver of any such term or condition, or constitute an amendment or waiver of any such term or provision by course of performance, and each party, notwithstanding any failure to insist upon strict performance, shall have the right thereafter to insist upon strict performance by the other party of any and all of the terms and conditions of this Agreement. Any party may, in its sole and absolute discretion, waive, only in writing, any condition set forth in this Agreement to such party’s obligations under this Agreement which is for the sole benefit of the waiving party, in which event the non-waiving party or parties shall be obligated to close the transaction upon all of the remaining terms and conditions of this Agreement.

14.5	Notices

Any notice required or permitted under this Agreement shall be in writing, and shall be delivered personally or sent by first class certified mail, or by air courier, postage or other charges prepaid, to the parties at the following addresses:

to the Company:	Megawest Energy Montana Corp 55 5th Avenue, Suite 1702 New York, NY 10003

to the Shareholder:	Petro River Oil Corp 55 5th Avenue, Suite 1702 New York, NY 10003

to Buyer:	Wrap Technologies, LLC 4620 Arville Street, Ste ELas Vegas, NV 89103

or to such other address or addresses as the parties may from time to time specify in writing. Notice shall be provided by air courier and shall be deemed effective upon the earlier of actual delivery to the recipient or six days after the date on which such notice was delivered to the courier service. If notice is sent in any manner other than as provided by this Section 15.5, notice shall be deemed received when actually received by the party to whom the notice was delivered.

14.6	Governing Law; Severability

This Agreement shall be governed for all purposes by the laws of the State of New York applicable to agreements executed and to be wholly performed in New York. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision contained in this Agreement and any present or future statute or law, ordinance or regulation or judicial ruling or governmental decision with the force of law contrary to which the parties have no legal right to contract, the latter shall prevail, but the provision of the Agreement which is affected shall be limited only to the extent necessary to bring it within the requirements of such law, ruling or decision without invalidating or affecting the remaining provisions of the Agreement.

14.7	Counterparts

This Agreement may be executed in counterparts, each of which shall be an original, but such documents shall constitute one and the same document.

14.8	Contract Interpretation

The parties acknowledge that they have caused this Agreement to be reviewed and approved by legal counsel of their own choice. This Agreement has been specifically negotiated, and any presumption that an ambiguity contained in this Agreement shall be construed against the party that caused this Agreement to be drafted shall not apply to the interpretation of this Agreement.

14.9	Other Parties

Nothing contained in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any term or condition contained in this Agreement.

14.10	Incorporation by Reference

All attached exhibits and schedules are incorporated as terms of this Agreement by this reference.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

THE COMPANY:
MEGAWEST ENERGY MONTANA CORP

By:	/s/ Stephen Brunner
Stephen Brunner Its Authorized Officer

THE SHAREHOLDER:
PETRO RIVER OIL CORP

By:	/s/ Stephen Brunner
Stephen Brunner Its President

BUYER:
WRAP TECHNOLOGIES LLC

By:	/s/ James A. Barnes
James A. Barnes
Its: Manager